News Release

Media Contact:
Scott Sloat
240-855-0164
scott.sloat@sprint.com

Investor Contact:
Brad Hampton
800-259-3755
investor.relations@sprint.com

SPRINT REPORTS RESULTS FOR FIRST FISCAL QUARTER OF 2014

•	Net Income of $23 million; Operating Income of $519 million is best in over seven years

•	Adjusted EBITDA* of $1.83 billion grew year-over-year for the fourth consecutive quarter

•	Network deployment reaches key milestones

◦	3G and voice network rip and replace largely complete

◦	4G LTE coverage expands to approximately 254 million people

◦	High Definition (HD) Voice available nationwide

•	Launched Sprint Satisfaction Guarantee and exclusive innovative devices and content

The company’s quarterly earnings conference call will be held at 8:30 a.m. ET today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 71692129 or may listen via the Internet at www.sprint.com/investors.

Additional information about results can be found in the “Quarterly Investor Update” posted on our Investor Relations website at www.sprint.com/investors.

Financial results in the enclosed tables include a predecessor period for the quarter ending June 30, 2013 related to the results of operations of Sprint Communications, Inc. (formerly Sprint Nextel) prior to the closing of the SoftBank transaction on July 10, 2013, and the applicable successor periods. In order to present financial results in a way that offers investors a more meaningful comparison of the year-over-year quarterly results, we have combined the calendar second quarter 2013 results of operations for the predecessor and successor periods. The enclosed remarks relating to calendar second quarter of 2013 are in reference to an unaudited combined period, unless otherwise noted. For additional information, please reference the section titled Financial Measures. Trended financial performance metrics on a combined basis can also be found at our Investor Relations website at www.sprint.com/investors.

OVERLAND PARK, Kan. - July 30, 2014 - Sprint Corporation (NYSE: S) today reported operating results for the first fiscal quarter of 2014, including net income of $23 million, the best performance in almost seven years when excluding the non-cash transaction-related impacts from last year, and consolidated operating income of $519 million, the highest in more than seven years.

“We reached several key milestones for the company this quarter, including largely completing a multi-year project to upgrade our core 3G and voice network, expanding 4G LTE coverage to approximately 254 million people and launching nationwide availability of HD Voice,” said Dan Hesse, Sprint CEO. “Our complete network replacement impacted the network experience, so we lost customers last quarter. To improve customer confidence given our recent network build progress, we launched the Sprint Satisfaction Guarantee, which invites customers to experience our new and improved network and enjoy the value of our Sprint Framily plans.”

Adjusted EBITDA* Shows Solid Year-Over-Year Growth
Adjusted EBITDA* of $1.83 billion grew 30 percent over the prior year period and Adjusted EBITDA* margin of nearly 24 percent was the company’s best in six years. Wireless Adjusted EBITDA* of $1.8 billion increased nearly 40 percent from the prior year period, driven mostly by lower expenses across several areas of the business, partially offset by declining wireless service revenues. Lower postpaid subsidy costs associated with impacts of the Sprint Easy Pay installment billing plan and device sales mix as well as lower customer care and cost of service expenses all contributed to year-over-year growth in Wireless Adjusted EBITDA* of nearly $500 million.

Sprint Platform Subscriber Loss Improves
The Sprint platform reported a net loss of 220,000 customers in the quarter, compared to a net loss of 383,000 customers last quarter and 520,000 customers in the prior year period. Sprint platform postpaid net losses of 181,000 during the quarter were largely due to expected elevated churn levels related to service disruption associated with the company’s ongoing network overhaul. However, Sprint platform postpaid gross additions grew by 16 percent compared to the year-ago quarter, and retail smartphone sales were nearly 5 million, representing a record 87 percent of total retail handset device sales in the quarter. Sprint platform prepaid net loss of 542,000 customers was primarily caused by the timing of the annual Lifeline program recertification process that impacted the Assurance Wireless® subscriber base. Sprint added 503,000 wholesale and affiliate customers during the quarter. The Sprint platform served over 53 million subscribers at the end of the quarter.

Network Deployment Reaches Key Milestones
Sprint’s replacement of its entire 3G and voice network, one of the most complex network upgrades in history, is largely complete and network performance metrics continue to improve. Sprint also hit its mid-year target for 4G LTE coverage, as the company now covers approximately 254 million people in 488 cities across the country including Pittsburgh and Buffalo, N.Y., which launched today.

Sprint HD Voice service is also now available nationwide and represents the new Sprint standard for crystal-clear voice calls. Sprint’s HD Voice provides fuller, more natural-sounding voice, plus noise-cancelling technology that virtually eliminates background noise from places like busy roads or crowded restaurantsi. Over 16 million customers currently have HD Voice-enabled devices.

The deployment of Sprint Spark™, an innovative combination of advanced network and device technology that leverages the company’s 800MHz, 1.9GHz and 2.5GHz spectrum, continues to progress and is now available in 27 markets across the country. Twenty-two Sprint Spark-capable devices are currently available, including the recently launched Samsung Galaxy S® 5 Sport, LG G3, and HTC One (M8) Harman/Kardon® edition.

Sprint Satisfaction Guarantee Demonstrates Confidence in America’s Newest Network
In June, the company announced the Sprint Satisfaction Guarantee, providing wireless users a worry-free experience of Sprint’s improved network, exclusive Framily plan and unique services. If customers aren’t completely satisfied with the Sprint experience within the first 30 days, Sprint will refund the cost of their device and waive all service and activation charges.

Sprint Earns Third-Party Recognition for Customer Experience, Innovation and Corporate Responsibility
According to results from the 2014 American Customer Satisfaction Index released in May, Sprint is the most improved U.S. company in customer satisfaction, across all 43 industries, over the last six years. Additionally, Light Reading recognized Sprint with a 2014 Leading Lights Award in the category of Most Innovative 4G Service for Sprint Spark. Sprint was also the winner of the Informa Telecoms & Media MVNO’s Industry Awards Best Wholesale Operator for the second consecutive year.

Sprint also received multiple awards for its corporate responsibility efforts during the quarter. Sprint was recognized by the Department of Energy for achievements in the Better Buildings Challenge for energy reduction, and the Environmental Protection Agency recognized Sprint with the WasteWise National Partner of the Year Award for Very Large Companies for diverting solid waste from landfills. Additionally, Sprint received the VITA Achievement Award for Environmental Sustainability from the Wireless Foundation.

Forecast
The company continues to expect calendar 2014 Adjusted EBITDA* to be between $6.7 billion and $6.9 billion.

Wireless Operating Statistics (Unaudited)

	Quarter To Date
	6/30/14	3/31/14	6/30/13
Net (Losses) Additions (in thousands)
Sprint platform:
Postpaid (3)	(181)	(231)	194
Prepaid (4)	(542)	(364)	(486)
Wholesale and affiliate	503	212	(228)
Total Sprint platform	(220)	(383)	(520)
Nextel platform:
Postpaid (3)	—	—	(1,060)
Prepaid (4)	—	—	(255)
Total Nextel platform	—	—	(1,315)
Transactions:
Postpaid (3)	(64)	(102)	(179)
Prepaid (4)	(77)	(51)	(20)
Wholesale	27	69	—
Total transactions	(114)	(84)	(199)

Total retail postpaid net losses	(245)	(333)	(1,045)
Total retail prepaid net losses	(619)	(415)	(761)
Total wholesale and affiliate net additions (losses)	530	281	(228)
Total Wireless Net Losses	(334)	(467)	(2,034)

End of Period Subscribers (in thousands)
Sprint platform:
Postpaid (3)	29,737	29,918	30,451
Prepaid (4)	14,715	15,257	15,215
Wholesale and affiliate	8,879	8,376	7,710
Total Sprint platform	53,331	53,551	53,376
Nextel platform:
Postpaid (3)	—	—	—
Prepaid (4)	—	—	—
Total Nextel platform	—	—	—
Transactions: (a)
Postpaid (3)	522	586	173
Prepaid (4)	473	550	39
Wholesale	227	200	—
Total transactions	1,222	1,336	212

Total retail postpaid end of period subscribers	30,259	30,504	30,624
Total retail prepaid end of period subscribers	15,188	15,807	15,254
Total wholesale and affiliate end of period subscribers	9,106	8,576	7,710
Total End of Period Subscribers	54,553	54,887	53,588

Supplemental Data - Connected Devices
End of Period Subscribers (in thousands)
Retail postpaid	988	968	798
Wholesale and affiliate	4,192	3,882	3,057
Total	5,180	4,850	3,855

Churn
Sprint platform:
Postpaid	2.05%	2.11%	1.83%
Prepaid	4.44%	4.33%	5.22%
Nextel platform:
Postpaid	—	—	33.90%
Prepaid	—	—	32.13%
Transactions: (a)
Postpaid	4.15%	5.48%	26.64%
Prepaid	6.28%	5.11%	16.72%

Total retail postpaid churn	2.09%	2.18%	2.63%
Total retail prepaid churn	4.50%	4.35%	5.51%

Nextel Platform Subscriber Recaptures
Subscribers (in thousands) (5):
Postpaid	—	—	364
Prepaid	—	—	101
Rate (6):
Postpaid	—	—	34%
Prepaid	—	—	39%
(a) We acquired approximately 352,000 postpaid subscribers and 59,000 prepaid subscribers through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid subscribers, 721,000 prepaid subscribers, 93,000 wholesale subscribers and transferred 29,000 Sprint wholesale subscribers that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid subscribers as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.

Wireless Operating Statistics (Unaudited) (continued)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13
ARPU (b)
Sprint platform:
Postpaid	$62.07	$63.52	$64.20
Prepaid	$27.38	$26.45	$26.96
Nextel platform:
Postpaid	$—	$—	$36.66
Prepaid	$—	$—	$34.48
Transactions: (a)
Postpaid	$39.16	$37.26	$59.87
Prepaid	$45.15	$43.80	$19.17

Total retail postpaid ARPU	$61.65	$62.98	$63.59
Total retail prepaid ARPU	$27.97	$27.07	$27.02

(a) We acquired approximately 352,000 postpaid subscribers and 59,000 prepaid subscribers through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013. We acquired approximately 788,000 postpaid subscribers, 721,000 prepaid subscribers, 93,000 wholesale subscribers and transferred 29,000 Sprint wholesale subscribers that were originally recognized through our Clearwire MVNO arrangement to Transactions postpaid subscribers as a result of the Clearwire acquisition when the transaction closed on July 9, 2013.
(b)ARPU is calculated by dividing service revenue by the sum of the average number of subscribers in the applicable service category. Changes in average monthly service revenue reflect subscribers for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to subscribers, plus the net effect of average monthly revenue generated by new subscribers and deactivating subscribers.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

	Successor			Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13	6/30/13	6/30/13

Net Operating Revenues	$8,789	$8,875	$—	$8,877	$8,877
Net Operating Expenses
Cost of services	2,520	2,622	—	2,747	2,747
Cost of products	2,158	2,038	—	2,298	2,298
Selling, general and administrative	2,284	2,371	22	2,442	2,464
Depreciation and amortization	1,281	1,297	—	1,632	1,632
Other, net	27	127	—	632	632
Total net operating expenses	8,270	8,455	22	9,751	9,773
Operating Income (Loss)	519	420	(22)	(874)	(896)
Interest expense	(512)	(516)	—	(428)	(428)
Equity in earnings (losses) of unconsolidated investments and other, net	1	1	(153)	(240)	(393)
Income (Loss) before Income Taxes	8	(95)	(175)	(1,542)	(1,717)
Income tax benefit (expense)	15	(56)	61	(55)	6
Net Income (Loss)	$23	$(151)	$(114)	$(1,597)	$(1,711)
Basic Net Income (Loss) Per Common Share	$0.01	$(0.04)	NM	$(0.53)	NM
Diluted Net Income (Loss) Per Common Share	$0.01	$(0.04)	NM	$(0.53)	NM
Basic Weighted Average Common Shares outstanding	3,945	3,949	NM	3,022	NM
Diluted Weighted Average Common Shares outstanding	4,002	3,949	NM	3,022	NM
Effective Tax Rate	-187.5%	-58.9%	34.9%	-3.6%	0.3%

NON-GAAP RECONCILIATION - NET INCOME (LOSS) TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Successor			Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13	6/30/13	6/30/13

Net Income (Loss)	$23	$(151)	$(114)	$(1,597)	$(1,711)
Income tax (benefit) expense	(15)	56	(61)	55	(6)
Income (Loss) before Income Taxes	8	(95)	(175)	(1,542)	(1,717)
Equity in (earnings) losses of unconsolidated investments and other, net	(1)	(1)	153	240	393
Interest expense	512	516	—	428	428
Operating Income (Loss)	519	420	(22)	(874)	(896)
Depreciation and amortization	1,281	1,297	—	1,632	1,632
EBITDA*	1,800	1,717	(22)	758	736
Severance and exit costs (7)	27	52	—	632	632
Asset impairments (8)	—	75	—	—	—
Business combinations (9)	—	—	—	34	34
Adjusted EBITDA*	$1,827	$1,844	$(22)	$1,424	$1,402
Capital expenditures (2)	1,416	1,057	—	1,897	1,897
Adjusted EBITDA* less Capex	$411	$787	$(22)	$(473)	$(495)
Adjusted EBITDA Margin*	23.8%	23.4%	NM	17.7%	17.4%
Selected item:
(Decrease) Increase in deferred tax asset valuation allowance	$(27)	$82	$—	$621	$621

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13

Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (3)	$5,553	$5,719	$5,835
Prepaid (4)	1,221	1,232	1,276
Wholesale, affiliate and other	163	145	131
Total Sprint platform	6,937	7,096	7,242
Nextel platform:
Postpaid (3)	—	—	74
Prepaid (4)	—	—	17
Total Nextel platform	—	—	91
Transactions:
Postpaid (3)	65	70	24
Prepaid (4)	69	75	1
Wholesale	16	14	—
Total transactions	150	159	25

Equipment revenue	1,106	999	820
Total net operating revenues	8,193	8,254	8,178

Net Operating Expenses
Cost of services	2,049	2,106	2,292
Cost of products	2,158	2,038	2,298
Selling, general and administrative	2,193	2,273	2,294
Depreciation and amortization	1,212	1,224	1,526
Other, net	23	123	632
Total net operating expenses	7,635	7,764	9,042
Operating Income (Loss)	$558	$490	$(864)

Supplemental Revenue Data
Total retail service revenue	$6,908	$7,096	$7,227
Total service revenue	$7,087	$7,255	$7,358

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13

Operating Income (Loss)	$558	$490	$(864)
Severance and exit costs (7)	23	51	632
Asset impairments (8)	—	72	—
Depreciation and amortization	1,212	1,224	1,526
Adjusted EBITDA*	1,793	1,837	1,294
Capital expenditures (2)	1,276	930	1,728
Adjusted EBITDA* less Capex	$517	$907	$(434)
Adjusted EBITDA Margin*	25.3%	25.3%	17.6%

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13
Net Operating Revenues
Voice	$327	$352	$377
Data	56	62	87
Internet	345	345	432
Other	18	11	14
Total net operating revenues	746	770	910

Net Operating Expenses
Cost of services and products	626	668	669
Selling, general and administrative	85	90	112
Depreciation and amortization	67	69	105
Other, net	4	5	—
Total net operating expenses	782	832	886
Operating (Loss) Income	$(36)	$(62)	$24

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Successor		Predecessor
	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13

Operating (Loss) Income	$(36)	$(62)	$24
Severance and exit costs (7)	4	2	—
Asset impairments (8)	—	3	—
Depreciation and amortization	67	69	105
Adjusted EBITDA*	35	12	129
Capital expenditures (2)	66	72	93
Adjusted EBITDA* less Capex	$(31)	$(60)	$36
Adjusted EBITDA Margin*	4.7%	1.6%	14.2%

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Successor			Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13	6/30/13	6/30/13
Operating Activities
Net income (loss)	$23	$(151)	$(114)	$(1,597)	$(1,711)
Depreciation and amortization	1,281	1,297	—	1,632	1,632
Provision for losses on accounts receivable	225	153	—	99	99
Share-based and long-term incentive compensation expense	26	35	—	16	16
Deferred income tax (benefit) expense	(23)	46	(61)	52	(9)
Equity in losses of unconsolidated investments, net	—	—	—	257	257
Contribution to pension plan	(10)	(10)	—	—	—
Amortization and accretion of long-term debt premiums and discounts	(74)	(74)	—	13	13
Change in fair value of derivative	—	—	167	—	167
Other working capital changes, net	(738)	(549)	8	564	572
Other, net	(31)	(225)	8	199	207
Net cash provided by operating activities	679	522	8	1,235	1,243

Investing Activities
Capital expenditures (2)	(1,246)	(1,488)	—	(1,571)	(1,571)
Expenditures relating to FCC licenses	(41)	(152)	—	(68)	(68)
Reimbursements relating to FCC licenses	95	—	—	—
Change in short-term investments, net	(102)	(115)	—	654	654
Acquisitions, net of cash acquired	—	—	—	(509)	(509)
Investment in Clearwire (including debt securities)	—	—	—	(160)	(160)
Other, net	17	(1)	—	—	—
Net cash used in investing activities	(1,277)	(1,756)	—	(1,654)	(1,654)

Financing Activities
Debt financing costs	—	(1)	—	(1)	(1)
Repayments of debt, financing and capital lease obligations	(210)	(159)	—	(303)	(303)
Proceeds from issuance of common stock, net	9	—	—	44	44
Net cash used in financing activities	(201)	(160)	—	(260)	(260)

Net (Decrease) Increase in Cash and Cash Equivalents	(799)	(1,394)	8	(679)	(671)

Cash and Cash Equivalents, beginning of period	4,970	6,364	3	6,275	6,278

Cash and Cash Equivalents, end of period	$4,171	$4,970	$11	$5,596	$5,607

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Successor			Predecessor	Combined (1)
	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date	Quarter to Date
	6/30/14	3/31/14	6/30/13	6/30/13	6/30/13

Net Cash Provided by Operating Activities	$679	$522	$8	$1,235	$1,243

Capital expenditures (2)	(1,246)	(1,488)	—	(1,571)	(1,571)
Expenditures relating to FCC licenses, net	54	(152)	—	(68)	(68)
Other investing activities, net	17	(1)	—	—	—
Free Cash Flow*	(496)	(1,119)	8	(404)	(396)

Debt financing costs	—	(1)	—	(1)	(1)
Decrease in debt and other, net	(210)	(159)	—	(303)	(303)
Acquisitions, net of cash acquired	—	—	—	(509)	(509)
Proceeds from issuance of common stock, net	9	—	—	44	44
Investment in Clearwire (including debt securities)	—	—	—	(160)	(160)
Net (Decrease) Increase in Cash, Cash
Equivalents and Short-Term Investments	$(697)	$(1,279)	$8	$(1,333)	$(1,325)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	Successor
	6/30/14	3/31/14
Assets
Current assets
Cash and cash equivalents	$4,171	$4,970
Short-term investments	1,322	1,220
Accounts and notes receivable, net	3,751	3,607
Device and accessory inventory	1,116	982
Deferred tax assets	78	128
Prepaid expenses and other current assets	936	672
Total current assets	11,374	11,579

Investments and other assets	967	892
Property, plant and equipment, net	16,852	16,299
Goodwill	6,343	6,383
FCC licenses and other	41,764	41,978
Definite-lived intangible assets, net	7,119	7,558
Total	$84,419	$84,689

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$3,492	$3,163
Accrued expenses and other current liabilities	5,137	5,544
Current portion of long-term debt, financing and capital lease obligations	807	991
Total current liabilities	9,436	9,698

Long-term debt, financing and capital lease obligations	31,687	31,787
Deferred tax liabilities	14,268	14,207
Other liabilities	3,664	3,685
Total liabilities	59,055	59,377

Shareholders' equity
Common shares	39	39
Paid-in capital	27,383	27,354
Accumulated deficit	(2,015)	(2,038)
Accumulated other comprehensive loss	(43)	(43)
Total shareholders' equity	25,364	25,312
Total	$84,419	$84,689

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	Successor
	6/30/14	3/31/14

Total Debt	$32,494	$32,778
Less: Cash and cash equivalents	(4,171)	(4,970)
Less: Short-term investments	(1,322)	(1,220)
Net Debt*	$27,001	$26,588

SCHEDULE OF DEBT (Unaudited)
(Millions)

			6/30/14
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Notes due 2021	7.250%	09/15/2021	$2,250
7.875% Notes due 2023	7.875%	09/15/2023	4,250
7.125% Notes due 2024	7.125%	06/15/2024	2,500
Sprint Corporation			9,000

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 2)	3.579%	12/15/2015	500
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
7% Senior Notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior Notes due 2022	6.000%	11/15/2022	2,280
Sprint Communications, Inc.			13,780

Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

Clearwire Communications LLC
14.75% First-Priority Senior Secured Notes due 2016	14.750%	12/01/2016	300
8.25% Exchangeable Notes due 2040	8.250%	12/01/2040	629
Clearwire Communications LLC			929

EKN Secured Equipment Facility ($1 Billion)	2.030%	03/30/2017	762

Tower financing obligation	6.092%	09/30/2021	314
Capital lease obligations and other		2015 - 2023	171
TOTAL PRINCIPAL			31,160

Net premiums			1,334
TOTAL DEBT			$32,494
Supplemental information:
The Company had $2.4 billion of borrowing capacity available under our unsecured revolving bank credit facility as of June 30, 2014. Our unsecured revolving bank credit facility expires in February 2018.
Certain wholly-owned subsidiaries of the Company had an accounts receivable facility with a maximum funding limit of $1.3 billion as of June 30, 2014. The facility was undrawn as of June 30, 2014. The accounts receivable facility expires in May 2016.
In May 2012, certain of our subsidiaries entered into a $1.0 billion secured equipment credit facility to finance equipment-related purchases from Ericsson for Network Vision. The facility was fully drawn at the end of 2013, and a balance of $762 million principal amount was outstanding as of June 30, 2014. Repayments of remaining principal are due semi-annually in equal installments, along with corresponding payments of interest and fees, each March and September, with the final payment due upon maturity in March of 2017.
*This table excludes (i) our unsecured revolving bank credit facility, which will expire in 2018 and has no outstanding balance, (ii) $922 million in letters of credit outstanding under the unsecured revolving bank credit facility, (iii) vendor financing notes assumed in the Clearwire Acquisition, and (iv) all capital leases and other financing obligations.

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)
Except for the quarter-to-date June 30, 2014 and March 31, 2014 periods, financial results include a Predecessor period from January 1, 2012, through the closing of the SoftBank transaction on July 10, 2013, and a Successor period from October 5, 2012 through December 31, 2013. In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined results of operations and cash flows for the Predecessor and Successor periods for the three-month period ended June 30, 2013. (See Financial Measures for further information)

(2)
Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures includes total capitalized interest of $12 million for the successor quarter-to-date June 30, 2014 period and $13 million for the predecessor quarter-to-date June 30, 2013 period and can be found in the Condensed Consolidated Cash Flow Information and the Reconciliation to Free Cash Flow*.

(3)
Postpaid subscribers on the Sprint platform are defined as retail postpaid devices with an active line of service on the CDMA network, including subscribers utilizing WiMax and LTE technology. Postpaid subscribers previously on the Nextel platform are defined as retail postpaid subscribers on the iDEN network, which was shut-down on June 30, 2013. Postpaid subscribers from transactions are defined as retail postpaid subscribers acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform. During the quarter-to-date June 30, 2014 period, the Sprint platform subscriber results included approximately 535,000 tablet net adds, which generate a significantly lower ARPU than other postpaid subscribers.

(4)
Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers and session-based tablet users who utilize the CDMA network and WiMax and LTE technology via our multi-brand offerings. Prepaid subscribers previously on the Nextel platform are defined as retail prepaid subscribers who utilized the iDEN network, which was shut-down on June 30, 2013. Prepaid subscribers from transactions are defined as retail prepaid subscribers acquired from U.S. Cellular in May 2013 and Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.

(5)
Nextel Subscriber Recaptures are defined as the number of subscribers that deactivated service from the postpaid or prepaid Nextel platform, as applicable, during each period but remained with the Company as subscribers on the postpaid or prepaid Sprint platform, respectively. Subscribers that deactivated service from the Nextel platform and activated service on the Sprint platform are included in the Sprint platform net additions for the applicable period.

(6)
The Postpaid and Prepaid Nextel Recapture Rates are defined as the portion of total subscribers that left the postpaid or prepaid Nextel platform, as applicable, during the period and were retained on the postpaid or prepaid Sprint platform, respectively.

(7)	Severance and lease exit costs are primarily associated with work force reductions and exit costs associated with the Nextel platform and those related to exiting certain operations of Clearwire.

(8)	For the quarter-to-date March 31, 2014 period, asset impairment activity is primarily due to network equipment assets that are no longer necessary for management's strategic plans.

(9)
For the quarter-to-date June 30, 2013 period, included in selling, general and administrative expenses are fees paid to unrelated parties necessary for the transactions with SoftBank and our acquisition of Clearwire.

*FINANCIAL MEASURES

On July 9, 2013, Sprint Communications, Inc. (formerly Sprint Nextel Corporation) completed its acquisition of Clearwire. On July 10, 2013 we consummated the SoftBank Merger with Starburst II, which immediately changed its name to Sprint Corporation (now referred to as the Company or Sprint). As a result of these transactions, the assets and liabilities of Sprint Communications, Inc. and Clearwire were adjusted to fair value on the respective closing dates. The Company's financial statement presentations herein distinguish between a predecessor period relating to Sprint Communications, Inc. for periods prior to the SoftBank Merger (Predecessor) and a successor period (Successor). The Successor information represents Sprint Corporation, which includes the activity and accounts of Sprint Communications, Inc. as of and for the three-month periods ended June 30, 2014 and March 31, 2014. The accounts and activity for the successor periods from October 5, 2012 (date of inception) to December 31, 2012 and from January 1, 2013 to July 10, 2013 consist of the activity of Starburst II prior to the close of the SoftBank Merger. The Predecessor information contained herein represents the historical basis of presentation for Sprint Communications, Inc. for all periods prior to the SoftBank Merger date on July 10, 2013. As a result of the valuation of assets acquired and liabilities assumed at fair value at the time of the SoftBank Merger and Clearwire Acquisition, the financial statements for the successor period are presented on a measurement basis different than the predecessor period, which was Sprint Communication Inc.’s historical cost, and are, therefore, not comparable.
In order to present financial results in a way that offers investors a more meaningful calendar period-to-period comparison, we have combined the current and prior year results of operations for the predecessor with successor results of operations on an unaudited combined basis. The combined information for the three-month period ended June 30, 2013 does not purport to represent what our consolidated results of operations would have been if the acquisition had occurred as of the beginning of 2013.
Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. Other than the use of non-GAAP combined results as described above, we have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.
Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.
The measures used in this release include the following:
EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.
Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and amounts included as investments in Clearwire and Sprint Communications, Inc. during the period, if applicable. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.
Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, subscriber growth, and liquidity, and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the ability to operationalize the anticipated benefits from the SoftBank, Clearwire and U.S. Cellular transactions, the development and deployment of new technologies; efficiencies and cost savings of new technologies and services; customer and network usage; customer growth and retention; service, speed, coverage and quality; availability of devices; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Transition Report on Form 10-K for the period ended March 31, 2014. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served more than 54 million customers as of June 30, 2014 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint as the most improved U.S. company in customer satisfaction, across all 43 industries, over the last six years. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America in 2011, 2012 and 2013. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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i HD Voice requires call between two Sprint HD Voice enabled phones on Sprint network upgraded areas.